SUBADVISORY AGREEMENT


         Agreement made as of the 16th day of April, 2003, by and between American Express Financial Corporation, a Delaware corporation ("AEFC"), and Goldman Sachs Asset Management L.P., a limited partnership organized under the laws of the State of Delaware ("Subadviser").

         WHEREAS the Fund listed in Schedule A is a series of an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act").

         WHEREAS AEFC has entered into an Investment Management Services Agreement dated January 9, 2003 (the "Advisory Agreement") with the Fund pursuant to which AEFC provides investment advisory services to the Fund.

         WHEREAS, the Subadviser acknowledges the Fund may have one or more other subadvisers and that AEFC shall from time to time determine the portion of the Fund's assets to be managed by the Subadviser. With respect to the Fund, the Subadviser shall be responsible only for a portion of the Fund (the "GS Portion") which is allocated to Subadviser from time to time by AEFC (which portion may include any or all of the Fund's assets) and the Subadviser shall have no responsibility for remaining portion(s) or segments(s) of the Fund.

         WHEREAS AEFC and the Fund each desire to retain Subadviser to provide investment advisory services to the Fund, and Subadviser is willing to render such investment advisory services.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.   Subadviser's Duties.

     (a) Portfolio Management. Subject to supervision by AEFC and the Fund's Board of Directors (the "Board"), Subadviser shall manage the investment operations and the composition of the GS Portion, including the purchase, retention, and disposition thereof, in accordance with the Fund's investment objectives, policies, and restrictions, and subject to the following understandings:

          (i) Investment Decisions. Subadviser shall determine from time to time what investments and securities will be purchased, retained, or sold with respect to that portion of the Fund allocated to it by AEFC, and what portion of such assets will be invested or held uninvested as cash. Subadviser is prohibited from consulting with any other subadviser of the Fund concerning transactions of the Fund in securities or other assets.

          (ii) Investment Limits. In the performance of its duties and obligations under this Agreement, Subadviser shall act in conformity with applicable limits and requirements, as amended from time to time, as set forth in the (A)

               Fund's Prospectus and Statement of Additional Information ("SAI"); (B) instructions and directions of AEFC and of the Board; (C) requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, as applicable to the Fund (except as otherwise noted in the Agreement), and all other applicable federal and state laws and regulations; and (D) the procedures and standards set forth in, or established in accordance with, the Advisory Agreement.

         (iii) Portfolio Transactions.

               (A) Trading. With respect to the securities and other investments to be purchased or sold for the Fund, Subadviser shall place orders with or through such persons, brokers, dealers, or futures commission merchants ("FCMs") (including, but not limited to, broker-dealers or FCMs that are affiliated with AEFC or Subadviser, or other subadvisers to the Fund) selected by Subadviser; provided, however, that such orders shall be consistent with the brokerage policy set forth in the Fund's Prospectus and SAI, or approved by the Board; conform with federal securities laws and applicable procedures adopted by the Fund's Board, provided that with respect to any such procedures governing transactions involving affiliates (such as those adopted pursuant to the 1940 Act Rule 17a-7, 17e-1 and 10f-3), such procedures will identify any affiliate of AEFC and the Trust, other than affiliates of the Subadviser. The Subadviser shall not bear any responsibility and shall be released from any obligation or cost which results from entering into a trade pursuant to the Fund's Rule 17a-7, 17e-1 or 10f-3 procedures with any affiliated entity, other than affiliates of the Subadviser, not specifically identified to the Subadviser by AEFC); and be consistent with securing the best execution taking into account the factors specified in the Subadviser's Form ADV. Within the framework of this policy, Subadviser may consider the brokerage and research services (as defined in Section 28(e) of the Securities Exchange Act of 1934 (the "Exchange Act"), provided by, and the financial responsibility of, brokers, dealers, or futures commission merchants who may effect, or be a party to, any such transaction or other transactions to which Subadviser's other clients may be a party. Consistent with any guidelines established by the Board, a written copy of which shall be provided to Subadviser, and Section 28(e) of the Exchange Act, the Subadviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Subadviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer - viewed in terms of that particular transaction or in terms of the overall responsibilities of the Subadviser to its discretionary clients, including the Fund. AEFC agrees to provide Subadviser with updated lists of all broker-dealers affiliated with AEFC and the Board's principal underwriters.

               (B) Aggregation of Trades. On occasions when Subadviser deems the purchase or sale of a security or futures contract to be in the best interest of the Fund as well as other clients of Subadviser, Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by Subadviser in the manner Subadviser considers to be fair and equitable over time and consistent with its fiduciary obligations to the Fund and to such other clients.

               (C) Without limiting the foregoing, the Subadviser may engage in agency transactions with any of its affiliated broker-dealers, subject to best execution, in accordance with Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, Section 17(e) of the 1940 Act and Rule 17e-1 thereunder and other applicable laws and regulations. AEFC hereby agrees and consents that the Subadviser and its affiliates are authorized to execute agency cross transactions (collectively "Cross transactions") for the Fund provided such transactions comply with the Rule
                    206(3)-2 under the Investment Advisers Act of 1940 ("Advisers Act"), Rule 17e-1 under the 1940 Act and any other applicable laws or regulations. Cross transactions are transactions which may be effected by the Subadviser or its affiliates acting for both the Fund and the counterparty to the transaction. Cross transactions enable the Subadviser to purchase or sell a block of securities for an account at a set price and possibly avoid an unfavorable price movement that may be created through entrance into the market with such purchase or sell order. However, AEFC should note that the Subadviser has a potentially conflicting division of loyalties and responsibilities regarding both parties to Cross transactions and that the Subadviser, or any of its affiliates, if acting as broker; may receive commissions from both parties to such transactions. The Subadviser understands that its authority as the Subadviser to execute Cross transactions for the Fund is terminable at will without penalty, effective upon receipt of the Subadviser of written notice from the Fund, and that the failure to terminate such authorization will result in its continuation.

                    In connection with any agency Cross transactions, the Subadviser will provide the Fund with a confirming letter describing the details of such trades, and other reports or information that the Fund may reasonably request. Upon request, the Subadviser will disclose to the Fund the commissions received by the Subadviser or its affiliates for executing the other side of the transaction.

          (iv) Records and Reports. Subadviser shall maintain such books and records required under the 1940 Act as shall be agreed upon from time to time by the parties hereto, shall render to the Board such periodic and special reports as the Board or AEFC may reasonably request, and shall meet with any persons at the request of AEFC or the Board for the purpose of reviewing Subadviser's performance under this Agreement at reasonable times and upon reasonable advance written notice.

          (v) Transaction Reports. Subadviser shall provide the Fund's custodian on each business day with information relating to all transactions concerning the Fund's assets and shall provide AEFC with such information upon AEFC's request.

     (b) Maintenance of Records. Subadviser shall timely furnish to AEFC all information relating to Subadviser's services hereunder which are needed by AEFC to maintain the books and records of the Fund required under the 1940 Act. Subadviser shall maintain for the Fund the records required by paragraphs (b)(5), (b)(6), (b)(7), (b)(9), (b)(10) and (f)
          of Rule 31a-1 under the 1940 Act and any additional records as agreed upon by Subadviser and AEFC. Subadviser agrees that all records which it maintains for the Fund are the property of the Fund and Subadviser will surrender promptly to the Fund any of such records upon the Fund's request; provided, however, that Subadviser may retain a copy of such records. Subadviser further agrees to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

     (c) Fidelity Bond and Code of Ethics. Subadviser will provide the Fund with reasonable evidence that, with respect to its activities on behalf of the Fund, Subadviser is maintaining (i) adequate fidelity bond insurance and (ii) an appropriate Code of Ethics and related reporting procedures.

2. AEFC's Duties. AEFC shall continue to have responsibility for all other services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review Subadviser's performance of its duties under this Agreement. AEFC shall also retain direct portfolio management responsibility with respect to any assets of the Fund which are not allocated by it to the portfolio management of Subadviser as provided in paragraph 1(a) hereof.

3. Documents Provided to Subadviser. AEFC has delivered or will deliver to Subadviser current copies and supplements thereto of each of the Prospectus and SAI pertaining to the Fund, and will promptly deliver to it all future amendments and supplements, if any.

4. Compensation of Subadviser. For the services provided and the expenses assumed pursuant to this Agreement, AEFC will pay to Subadviser, effective from the date of this Agreement, a fee which shall be accrued daily and paid monthly, on or before the last business day of the next succeeding calendar month, from the Fund's assets at the annual rates as a percentage of the Fund's average daily net assets set forth in the attached Schedule A, which Schedule can be modified from time to time to reflect changes in annual rates, subject to appropriate approvals required by the 1940 Act, if any. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such month bears to the full month in which such effectiveness or termination occurs.

5.   Liability  of  Subadviser.  Subadviser  agrees to  perform  faithfully  the services required to be rendered to the Fund under this Agreement, but nothing herein contained shall make Subadviser or any of its officers, partners, or employees liable for any loss sustained by the Fund or its officers, directors, or shareholders, or any other person on account of the services which Subadviser may render or fail to render under this Agreement; provided, however, that nothing herein shall protect Subadviser against liability to the Fund or to any of its shareholders, to which Subadviser would otherwise be subject, by reason of its willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

6. Representations of Subadviser. Subadviser represents and warrants as follows:

     (a) Subadviser (i) is registered as an investment advisor under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify AEFC of the occurrence of any event that would disqualify Subadviser from serving as an investment advisor of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

     (b) Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide AEFC with a copy of the code of ethics, together with evidence of its adoption. Within 45 days of the end of the last calendar quarter of each year that this Agreement is in effect and upon the specific request of AEFC during that time, a duly authorized officer of Subadviser shall certify to AEFC that Subadviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of Subadviser's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of AEFC, Subadviser shall permit AEFC, its employees, or its agents to examine the reports required to be made to Subadviser by Rule 17j-1(c)(1) and all other records relevant to Subadviser's code of ethics.

     (c) Subadviser has provided AEFC with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the Securities and Exchange Commission ("SEC"). The Subadviser will, promptly after filing with the SEC an amendment to its Form ADV that materially impacts the Subadviser's policies, procedures or personnel related to its duties hereunder, furnish a copy of amendments to AEFC.

     (d) Subadviser will promptly notify AEFC of any changes in the controlling shareholder(s) or in the key personnel who are either the portfolio manager(s) responsible for the Fund or senior management of Subadviser, or if there is otherwise an actual or expected change in control or management of Subadviser.

     (e) Subadviser agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with the Fund or AEFC, or any of their respective affiliates in offering, marketing, or other promotional materials without the prior written consent of AEFC.

7.   Representations of AEFC. AEFC represents and warrants as follows:

     (a) AEFC has been duly authorized by the Board of the Fund to delegate to the Subadviser the provision of investment services to the GS Portion as contemplated hereby.

     (b) AEFC is currently in compliance and shall at all times continue to comply with the requirements imposed upon AEFC by applicable law and regulations.

     (c) AEFC has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act.

     (d) AEFC represents and warrants that the Fund is duly registered as an open-end investment company under the 1940 Act and shall promptly notify the Subadviser if the Fund is no longer so registered or covered by an applicable exemption from registration.

     (e) AEFC (i) is registered as an investment advisor under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Subadviser of the occurrence of any event that would disqualify AEFC from serving as an investment advisor of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.


     (f) AEFC agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with Subadviser, or any of its affiliates in offering, marketing, or other promotional materials without the prior written consent of Subadviser.


     (g) AEFC and its agents are required either by law or as a matter of good practice, to operate policies and procedures for the purpose of guarding against money laundering activities. AEFC hereby agrees that it will fully comply with all applicable anti-money laundering laws, regulations and orders, as now or hereafter in force.


8. Use of Goldman Sachs Name. It is understood that the name "Goldman, Sachs & Co." or "Goldman Sachs" or any derivative thereof, any tradename, trademark, trade device, service mark, symbol or logo associated with those name are the valuable property of the Subadviser and that AEFC has the right to use such name (or derivative or logo), in offering materials or promotional or sales-related materials of the Fund, only with the prior written approval of the Subadviser and for so long as the Subadviser is Subadviser of the Fund. Notwithstanding the foregoing, the Subadviser's approval is not required when (i) previously approved materials are re-issued with minor modifications, or (ii) AEFC and Subadviser identify materials which they jointly determine do not require the Subadviser's approval. Upon termination of this Agreement, the Fund and AEFC shall forthwith cease to use such name (or derivative or logo).

9. Tax Compliance Tests. AEFC shall perform quarterly and annual tax compliance tests to ensure that the Fund is in compliance with subchapter M of the Internal Revenue Code ("IRC") of the IRC. If it is determined that the Fund is not in compliance with the requirements noted above, the Subadviser, in consultation with AEFC, will take prompt action to bring the Fund back into compliance within the time permitted under the IRC, provided that any such non-compliance was caused by Subadviser in respect of the Fund.

10.  Liability and Indemnification.

     (a) Except as may otherwise be provided by the 1940 Act or any other federal securities law, Subadviser, any of its affiliates and any of the officers, directors, employees, consultants, or agents thereof shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by AEFC or the Fund as a result of any error of judgment or mistake of law by Subadviser with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Subadviser for, and
          Subadviser shall indemnify and hold harmless the Fund, AEFC, all affiliated persons thereof (within the meaning of Section 2(a)(3)
          of the 1940 Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended ("1933 Act")) (collectively, "AEFC Indemnitees") against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the AEFC Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Subadviser in the performance of any of its duties or obligations hereunder; or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund provided by Subadviser or the omission to state therein a material fact known to Subadviser (and not also to AEFC) which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon written information furnished to AEFC or the Fund by the Subadviser Indemnitees (as defined below) for use therein; or (iii) any violation of federal or state securities statutes or regulations by Subadviser. It is further understood and agreed that Subadviser may rely upon information furnished to it by AEFC that it reasonably believes to be accurate and reliable. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver of limitation of any rights which AEFC may have under any securities laws.

     (b) Except as may otherwise be provided by the 1940 Act or any other federal securities law, AEFC and the Fund shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by Subadviser as a result of any error of judgment or mistake of law by AEFC with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of AEFC for, and AEFC shall indemnify and hold harmless Subadviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, "Subadviser Indemnitees") against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Subadviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of AEFC in the performance of any of its duties or obligations hereunder; (ii) any action or omission relating to the non-GS Portion of the Fund; (iii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to AEFC which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon written information furnished to AEFC or the Fund by a

          Subadviser Indemnitee for use therein, or (iv) any violation of federal or state statutes or regulations by AEFC or the Fund.

          Without limiting the foregoing, the Subadviser shall have no liability for any act or omission taken by AEFC, another subadvisor, or any other third party, in respect of the non-GS Portion of the Fund.

     (c) After receipt by AEFC or Subadviser, its affiliates, or any officer, director, employee, or agent of any of the foregoing, entitled to indemnification as stated in (a) or (b) above ("Indemnified Party") of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this section ("Indemnifying Party"), such Indemnified Party shall notify the Indemnifying Party in writing of the commencement thereof as soon as practicable after the summons or other first written notification giving information of the nature of the claim that has been served upon the Indemnified Party; provided that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability under this section, except to the extent that the omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is damaged solely as a result of the failure to give such notice. The Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel satisfactory to the Indemnified Party to represent the Indemnified Party in the proceeding, and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (1) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (2) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation by both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

11.  Duration and Termination.

     (a) Unless sooner terminated as provided herein, this Agreement shall continue in effect for a period of more than two years from the date written above only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of 12 months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and
          (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

     (b) Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940
          Act) of the Fund on 60 days' written notice to Subadviser. This Agreement may also be terminated, without the payment of any penalty, by AEFC (i) upon 60 days' written notice to Subadviser; (ii) upon material breach by Subadviser of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; or (iii) immediately if, in the reasonable judgment of AEFC, Subadviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as the insolvency of Subadviser or other circumstances that could adversely affect the Fund. Subadviser may terminate this Agreement at any time, without payment of any penalty, on 60 days' written notice to AEFC. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940
          Act) or upon the termination of the Advisory Agreement.

12. Subadviser's Services Are Not Exclusive. Nothing in this Agreement shall limit or restrict the right of any of Subadviser's partners, officers, or employees who may also be a director, officer, or employee of the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, or limit or restrict Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual, or association.

13. References to Subadviser. During the term of this Agreement, AEFC agrees to furnish to Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to sales personnel, shareholders of the Fund or the public, which refer to Subadviser or its clients in any way, prior to use thereof and not to use such material if Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed upon) after receipt thereof. Sales literature may be furnished to Subadviser hereunder by first-class or overnight mail, electronic or facsimile transmission, or hand delivery.

14. Notices. Any notice under this Agreement must be given in writing as provided below or to another address as either party may designate in writing to the other.

                  Subadviser:

                           Goldman Sachs Asset Management, L.P.
                           32 Old Slip, 17th Floor
                           New York, New York 10005
                           Attn:    James A. McNamara
                           with a copy to:

                           General Counsel
                           Goldman, Sachs & Co.
                           One New York Plaza, 37th Floor
                           New York, NY 10004

                  AEFC:

                           Vice President - Product Development and Research American Express Financial Corporation
                           435 AXP Financial Center
                           Minneapolis, MN 55474
                           Fax: 612-671-7801

                           with a copy to:

                           H. Bernt von Ohlen
                           Vice President and Group Counsel
                           American Express Financial Advisors Inc.
                           50606 AXP Financial Center
                           Minneapolis, MN 55474 Fax:
                           612-671-3767

15. Amendments. This Agreement may be amended by mutual consent, subject to approval by the Board and the Fund's shareholders to the extent required by the 1940 Act.

16. Assignment. No assignment (as defined in the 1940 Act) shall be made by AEFC without the prior written consent of the Fund and AEFC. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers, or employees of AEFC except as may be provided to the contrary in the 1940 Act or the rules and regulations thereunder.

17. Governing Law. This Agreement shall be governed by the laws of the State of Minnesota, or any applicable provisions of the 1940 Act. To the extent that the laws of the State of Minnesota, or any of the provision of this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

18. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.

19. Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

20. Interpretation. Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision in the 1940 Act and to interpretation thereof, if any, by the federal courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

21. Headings. The headings in this Agreement are intended solely as a convenience and are not intended to modify any other provision herein.

22. Authorization. Each of the parties represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action by such party and when so executed and delivered, this Agreement will be the valid and binding obligation of such party in accordance with its terms.






IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

AMERICAN EXPRESS                          GOLDMAN SACHS ASSET MANAGEMENT, L.P.
FINANCIAL CORPORATION


By: /s/ Paula R. Meyer                    By: /s/ James A. McNamara
    --------------------------                ------------------------------
            Signature                                 Signature

Name:   Paula R. Meyer                    Name:   James A. McNamara
        ----------------------                    ----------------------
              Printed                                   Printed

Title:  Senior Vice President and         Title:  Authorized
        General Manager-Mutual Funds              Signatory
        ----------------------                    ----------------------

                              SUBADVISORY AGREEMENT

                                   SCHEDULE A


Compensation pursuant to Paragraph 4 of Subadvisory Agreement shall be calculated in accordance with the following schedule:


         Average Daily Net Assets*                            Rate

         First $50 million                                    50bp
         Next $100 million                                    40bp
         Thereafter                                           30bp

*When average daily net assets exceed $50 million, multiple rates will apply, resulting in a blended rate, e.g. if average daily net assets are $100 million, a rate of 50bp would apply to $50 million and a rate of 40bp would apply to $50 million.

The rates set forth above apply to average daily net assets that are subject to the Subadviser's investment discretion in the following fund:

         AXP Partners Growth Fund, a series of AXP Partners Series, Inc.







Date: April 16, 2003